Exhibit 99.1

Sotera Health Reports Second-Quarter and First-Half 2024 Results
•Q2 2024 net revenues of $277 million increased 8%, compared to Q2 2023
•Q2 2024 net income of $9 million or $0.03 per diluted share, compared to net income of $24 million or $0.08 per diluted share in Q2 2023
•Q2 2024 Adjusted EBITDA(1) of $137 million increased 7%, compared to Q2 2023
•Q2 2024 Adjusted EPS(1) of $0.19 declined $0.01 per diluted share, compared to Adjusted EPS of $0.20 in Q2 2023
•Successfully refinanced debt structure, extending debt maturities to 2031
•Reaffirming 2024 outlook
CLEVELAND, OH, August 5, 2024 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three and six months ended June 30, 2024.
Second-quarter 2024 net revenues increased 8.3% to $277 million, compared to $255 million in the second-quarter 2023. Net revenues increased 8.8% on a constant currency basis. Net income was $9 million, or $0.03 per diluted share, compared to net income of $24 million, or $0.08 per diluted share in the second-quarter of 2023. The net income decline was primarily driven by customary charges associated with the successful refinancing of both of the Company’s term loans. Adjusted EBITDA for the second-quarter 2024 increased 6.9% to $137 million compared to $128 million in the second-quarter 2023. Second-quarter 2024 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) of $0.19 declined $0.01 compared to $0.20 in the second quarter of 2023 driven by higher interest expense.
For the first six months of 2024, net revenues increased 10.3% to $525 million, compared to $476 million for the same period in 2023. Net revenues increased approximately 10.2% on a constant currency basis. Net income was $15 million, or $0.05 per diluted share for the first half of 2024, compared to net income of $26 million, or $0.09 per diluted share, for the same period last year. Adjusted EBITDA for the first half of 2024 increased 9.8% to $249 million and Adjusted EPS decreased by $0.01 to $0.32 compared to the first half of 2023.
“We are pleased to have achieved both revenue and Adjusted EBITDA growth for the second quarter with all three business segments reporting volume increases,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “With the first half of the year completed and as the market continues to slowly stabilize, we are reaffirming our 2024 outlook.”
Second-Quarter and First-Half 2024 Review by Business Segment
Sterigenics
For second-quarter 2024, Sterigenics net revenues were $176 million, an increase of 5.9% compared to the second quarter a year ago. Second-quarter 2024 segment income was $97 million, an increase of
(1) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

5.8%. For the first six months of 2024, Sterigenics net revenues were $343 million, an increase of 5.0% compared to the same period in 2023. Segment income increased 4.8% to $183 million.
Net revenue growth for the second-quarter 2024 was driven by favorable pricing as well as volume and changes in mix, partially offset by unfavorable changes in foreign currency exchange rates.
The increase in segment income for the second-quarter 2024 was driven by favorable pricing as well as volume and changes in mix, partially offset by inflation.
Nordion
For second-quarter 2024, Nordion net revenues were $41 million, an increase of 29.0% compared to the second quarter a year ago. Second-quarter 2024 segment income increased 31.7% to $23 million. For the first six months of 2024, Nordion net revenues were $65 million, an increase of 61.0% compared to the same period in 2023. Segment income increased 77.1% to $34 million.
The timing of reactor harvest schedules resulted in the favorable volume and mix increase at Nordion, which was a primary driver for net revenue, segment income and segment income margin growth for the quarter. Favorable pricing also drove improvement, partially offset by unfavorable changes in foreign currency exchange rates.
Nelson Labs
For the second-quarter 2024, Nelson Labs net revenues were $59 million, an increase of 4.0% compared to the second quarter a year ago. Second-quarter 2024 segment income decreased by 11.0% to $17 million. For the first six months of 2024, Nelson Labs net revenues were $117 million, an increase of 7.3% compared to the same period in 2023. Segment income declined 2.6% to $32 million.
Net revenue growth for the second-quarter 2024 was driven by favorable pricing as well as volume and changes in mix, partially offset by unfavorable changes in foreign currency exchange rates.
Segment income and segment income margin declines for the second-quarter 2024 were primarily due to the impacts of volume and mix, as well as higher labor costs, partially offset by favorable pricing.
Balance Sheet and Liquidity
As of June 30, 2024, Sotera Health had $2.3 billion of total debt, and $246 million in unrestricted cash and cash equivalents, compared to $2.3 billion in total debt and $296 million in unrestricted cash and cash equivalents as of December 31, 2023. As of June 30, 2024 the Company had no balance outstanding on its revolving credit facility. Sotera Health’s Net Leverage Ratio(2) as of June 30, 2024 was 3.8x.

On May 30, 2024, the Company refinanced its existing term loans totaling $2.3 billion maturing in December of 2026 with a $1.5 billion term loan maturing on May 30, 2031 and $750.0 million of 7.375% senior secured notes maturing on June 1, 2031.
2024 Outlook
Today, Sotera Health is reaffirming the 2024 outlook previously provided. As a reminder, the outlook is:
•Net revenues and Adjusted EBITDA growth in the range of 4.0% to 6.0%,
•Interest Expense in the range of $165 million to $175 million,
(2) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

•Tax rate applicable to Adjusted Net Income(3) in the range of 31.5% to 34.5%,
•Adjusted EPS in the range of $0.67 to $0.75,
•A weighted-average fully diluted share count in the range of 283 million to 285 million shares, and
•Capital expenditures in the range of $205 million to $225 million

The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Adjusted Net Income Tax Rate, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide “EO” and Cobalt-60, the impact of inflationary trends including the impact on energy prices and the supply of labor, and the expectation that exchange rates as of June 30, 2024 remain constant for the remainder of 2024. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-844-481-2916 if dialing in from the United States, or 1-412-317-0709 if dialing in from other locations. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health. A replay of the webcast will be archived on the Company's website.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative versions of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations
(3)This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of EO or Cobalt-60, or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia; fluctuations in foreign currency exchange rates; changes in industry trends, environmental, health and safety regulations or preferences, and general economic, social and business conditions; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to use of EO and/or emission and releases of EO from our facilities in California, Georgia, Illinois and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; the risks of doing business internationally, including global and regional economic and political instability and compliance with numerous and sometimes inconsistent laws and regulations in multiple jurisdictions; and an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Segment income margin, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
Segment income margin is equal to segment income divided by net segment revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt net of unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS
Jason Peterson
Vice President Investor Relations & Treasurer, Sotera Health
IR@soterahealth.com
MEDIA
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Service	$237,756	$226,050	$464,237	$440,560
Product	38,838	29,232	60,533	35,312
Total net revenues	276,594	255,282	524,770	475,872
Cost of revenues:
Service	109,136	103,900	219,988	208,110
Product	14,667	11,794	24,876	16,671
Total cost of revenues	123,803	115,694	244,864	224,781
Gross profit	152,791	139,588	279,906	251,091
Operating expenses:
Selling, general and administrative expenses	60,575	60,287	118,784	122,197
Amortization of intangible assets	15,417	16,097	31,149	32,324
Total operating expenses	75,992	76,384	149,933	154,521
Operating income	76,799	63,204	129,973	96,570
Interest expense, net	40,388	30,728	82,159	59,598
Loss on refinancing of debt	23,400	—	24,090	—
Foreign exchange (gain) loss	(611)	465	(1,183)	812
Other income, net	(1,520)	(2,474)	(1,249)	(3,727)
Income before income taxes	15,142	34,485	26,156	39,887
Provision for income taxes	6,388	10,972	11,079	13,532
Net income	$8,754	$23,513	$15,077	$26,355

Earnings per share:
Basic	$0.03	$0.08	$0.05	$0.09
Diluted	0.03	0.08	0.05	0.09
Weighted average number of common shares outstanding:
Basic	282,894	280,893	282,403	280,793
Diluted	284,541	283,147	284,264	283,040

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Segment revenues:
Sterigenics	$176,354	$166,590	$342,851	$326,587
Nordion	41,244	31,975	65,251	40,526
Nelson Labs	58,996	56,717	116,668	108,759
Total net revenues	$276,594	$255,282	$524,770	$475,872
Segment income:
Sterigenics	$96,778	$91,450	$182,596	$174,290
Nordion	23,420	17,784	34,205	19,310
Nelson Labs	17,137	19,251	32,478	33,353
Total segment income	137,335	128,485	249,279	226,953
Less adjustments:
Interest expense, net(a)	$40,388	$30,728	$82,159	$59,598
Depreciation and amortization(b)	39,830	39,490	80,260	79,028
Share-based compensation(c)	10,206	8,409	18,863	15,757
Loss on refinancing of debt(d)	23,400	—	24,090	—
(Gain) loss on foreign currency and derivatives not designated as hedging instruments, net(e)	(698)	(409)	532	126
Business optimization expenses(f)	593	3,604	647	5,835
Professional services relating to EO sterilization facilities(g)	7,818	11,623	14,157	25,595
Secondary offering costs(h)	20	—	1,137	—
Accretion of asset retirement obligation(i)	636	555	1,278	1,127
Consolidated income before income taxes	$15,142	$34,485	$26,156	$39,887
(a)Interest expense, net presented in this reconciliation for the three and six months ended June 30, 2023 has been adjusted to conform to the current year presentation to include interest expense, net on Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents share-based compensation expense to employees and Non-Employee Directors.
(d)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The six months ended June 30, 2024 includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(e)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(f)Represents (i) certain costs related to acquisitions and the integration of recent acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (v) professional fees, payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The six months ended June 30, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(g)Represents litigation and other professional fees associated with our EO sterilization facilities. Amounts presented for the three and six months ended June 30, 2023 have been adjusted to exclude interest expense, net associated with Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(h)Represents expenses incurred in connection with the secondary offering of our common stock that closed on March 4, 2024.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$247,758	$301,654
Accounts receivable, net	123,659	147,696
Inventories, net	57,872	48,316
Other current assets	68,388	59,578
Total current assets	497,677	557,244
Property, plant, and equipment, net	994,614	946,914
Operating lease assets	24,272	24,037
Other intangible assets, net	367,938	416,318
Goodwill	1,098,306	1,111,190
Other assets	75,011	74,717
Total assets	$3,057,818	$3,130,420
Liabilities and equity
Total current liabilities	$169,633	$230,654
Long-term debt, less current portion	2,213,518	2,223,674
Other noncurrent liabilities	197,819	167,904
Deferred income taxes	54,084	64,454
Total liabilities	2,635,054	2,686,686
Total equity	422,764	443,734
Total liabilities and equity	$3,057,818	$3,130,420

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net income	$15,077	$26,355
Non-cash items	112,589	101,474
Changes in operating assets and liabilities	(56,672)	(430,533)
Net cash provided by (used in) operating activities	70,994	(302,704)
Investing activities:
Purchases of property, plant and equipment	(76,811)	(98,134)
Other investing activities	37	32
Net cash used in investing activities	(76,774)	(98,102)
Financing activities:
Proceeds from long-term borrowings	2,259,350	500,000
Payments on long-term borrowings	(2,260,600)	—
Payment on revolving credit facility	—	(200,000)
Payments of debt issuance costs and debt discount	(30,204)	(24,672)
Buyout of leased facilities	(6,736)	—
Other financing activities	(3,172)	(2,122)
Net cash (used in) provided by financing activities	(41,362)	273,206
Effect of exchange rate changes on cash and cash equivalents	(6,754)	1,796
Net decrease in cash and cash equivalents, including restricted cash	(53,896)	(125,804)
Cash and cash equivalents, including restricted cash, at beginning of period	301,654	396,294
Cash and cash equivalents, including restricted cash, at end of period	$247,758	$270,490

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$111,169	$78,352
Cash paid during the period for income taxes, net of tax refunds received	27,714	27,590
Purchases of property, plant and equipment included in accounts payable	13,538	16,986

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$8,754	$23,513	$15,077	$26,355
Amortization of intangible assets	19,755	20,502	39,879	41,109
Share-based compensation(a)	10,206	8,409	18,863	15,757
Loss on refinancing of debt(b)	23,400	—	24,090	—
(Gain) loss on foreign currency and derivatives not designated as hedging instruments, net(c)	(698)	(409)	532	126
Business optimization project expenses(d)	593	3,604	647	5,835
Professional services relating to EO sterilization facilities(e)	7,818	11,623	14,157	25,595
Secondary offering costs(f)	20	—	1,137	—
Accretion of asset retirement obligation(g)	636	555	1,278	1,127
Income tax benefit associated with pre-tax adjustments(h)	(15,297)	(12,280)	(24,844)	(24,530)
Adjusted Net Income	55,187	55,517	90,816	91,374
Interest expense, net(i)	40,388	30,728	82,159	59,598
Depreciation(j)	20,075	18,988	40,381	37,919
Income tax provision applicable to Adjusted Net Income(k)	21,685	23,252	35,923	38,062
Adjusted EBITDA(l)	$137,335	$128,485	$249,279	$226,953

Net Revenues	$276,594	$255,282	$524,770	$475,872
Adjusted EBITDA Margin	49.7%	50.3%	47.5%	47.7%
Weighted average number of shares outstanding:
Basic	282,894	280,893	282,403	280,793
Diluted	284,541	283,147	284,264	283,040
Earnings per share:
Basic	$0.03	$0.08	$0.05	$0.09
Diluted	0.03	0.08	0.05	0.09
Adjusted earnings per share:
Basic	$0.20	$0.20	$0.32	$0.33
Diluted	0.19	0.20	0.32	0.33
(a)    Represents share-based compensation expense to employees and Non-Employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The six months ended June 30, 2024 includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to acquisitions and the integration of recent acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (v) professional fees, payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The six months ended June 30, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities. Amounts presented for the three and six months ended June 30, 2023 have been adjusted to exclude interest expense, net associated with Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(f)    Represents expenses incurred in connection with the secondary offering of our common stock that closed on March 4, 2024.
(g)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)    Interest expense, net presented in this reconciliation for the three and six months ended June 30, 2023 has been adjusted to conform to the current year presentation to include interest expense, net on Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(j)    Includes depreciation of Co-60 held at gamma irradiation sites.
(k)    Represents the difference between income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (h).
(l)    $23.4 million and $24.4 million of the adjustments for the three months ended June 30, 2024 and 2023, respectively, and $47.2 million of the adjustments for the six months ended June 30, 2024 and 2023 are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands except Net Leverage)
(unaudited)

	As of June 30,	As of December 31,
	2024	2023
Current portion of long-term debt	$11,092	$4,797
Long-term debt	2,213,518	2,223,674
Current portion of finance leases	2,767	8,771
Finance leases less current portion	93,518	63,793
Total Debt	2,320,895	2,301,035
Less: cash and cash equivalents	(246,084)	(296,407)
Net Debt	$2,074,811	$2,004,628

Adjusted EBITDA(a)	$550,355	$528,029
Net Leverage	3.8x	3.8x
(a)Represents Adjusted EBITDA for the twelve months ended June 30, 2024 and December 31, 2023, respectively. Refer to the reconciliation of net income (the most comparable GAAP measure) to Adjusted EBITDA on the following page.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2024	2023
Net income	$40,098	$51,376
Amortization of intangible assets	80,118	81,348
Share-based compensation(a)	35,470	32,364
Loss on refinancing of debt(b)	24,090	—
Gain on foreign currency and derivatives not designated as hedging instruments, net(c)	(1,146)	(1,552)
Business optimization expenses(d)	2,474	7,662
Professional services relating to EO sterilization facilities(e)	33,874	45,312
Georgia EO litigation settlement(f)	35,000	35,000
Secondary offering costs(g)	1,137	—
Accretion of asset retirement obligation(h)	2,564	2,413
Income tax benefit associated with pre-tax adjustments(i)	(49,911)	(49,597)
Adjusted Net Income	203,768	204,326
Interest expense, net(j)	165,439	142,878
Depreciation(k)	79,039	76,577
Income tax provision applicable to Adjusted Net Income(l)	102,109	104,248
Adjusted EBITDA(m)	$550,355	$528,029

Net Revenues	$1,098,186	$1,049,288
Adjusted EBITDA Margin	50.1%	50.3%
(a)Represents share-based compensation expense to employees and Non-Employee Directors.
(b)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Secured Notes. The twelve months ended June 30, 2024 includes $0.7 million of debt refinancing costs related to Amendment No. 3 to the Senior Secured Credit Facilities.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain costs related to acquisitions and the integration of recent acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (v) professional fees, payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The twelve months ended December 31, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities. Amounts presented for the twelve months ended June 30, 2024 and December 31, 2023 have been adjusted to exclude interest expense, net associated with Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(f)Represents the cost to settle 79 pending EO claims against Sterigenics U.S., LLC and Sotera Health LLC in Georgia under a Settlement Term Sheet entered into on December 21, 2023.
(g)Represents expenses incurred in connection with the secondary offering of our common stock that closed on March 4, 2024.
(h)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(i)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(j)Interest expense, net presented in this reconciliation for the twelve months ended June 30, 2024 and December 31, 2023 has been adjusted to conform to the current year presentation to include interest expense, net on Term Loan B due 2026 attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement.
(k)Includes depreciation of Co-60 held at gamma irradiation sites.
(l)Represents the difference between income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (i).
(m)$94.1 million of the adjustments for the twelve months ended June 30, 2024 and December 31, 2023 are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.